Press Release
                               The Provident Bank

From: Provident Financial Services, Inc.            Contact: Kenneth Wagner, SVP
         830 Bergen Avenue                                   (201) 915-5344
         Jersey City, NJ 07306

For Immediate Release: Monday, January 27, 2003


          The Provident Bank Announces Quarterly and Year End Earnings;
                      15.7% Increase in Quarterly Earnings

JERSEY CITY, NJ, January 27, 2003 - Provident Financial Services, Inc. (NYSE:PFS) the holding company for The Provident Bank, reported today that The Provident Bank had net income of $7.9 million for the quarter ended December 31, 2002, an increase of $1.1 million or 15.7% compared to net income of $6.8 million for the quarter ended December 31, 2001. For the quarter ended December 31, 2002, return on average assets was 0.97% and return on average equity was 9.92% compared to return on average assets of 0.97% and return on average equity of 9.48% for the quarter ended at December 31, 2001.

For the year ended December 31, 2002, The Provident Bank's net income was $26.6 million, an increase of $2.5 million or 10.4% compared to net income of $24.1 million for the year ended December 31, 2001. For the year ended December 31, 2002, return on average assets was 0.86% and return on average equity was 8.71% compared to 0.88% and 8.70% for the year ended at December 31, 2001, respectively. On January 15, 2003, The Provident Bank completed its conversion to a stock chartered savings bank and became the wholly owned subsidiary of Provident Financial Services, Inc. Provident Financial Services, Inc. common stock commenced trading on the New York Stock Exchange on January 16, 2003. Consequently, this earnings release relates to the financial condition and results of operations of The Provident Bank and its subsidiaries and does not include any per share information.

"Our financial performance in 2002 reflects the success of our on-going strategy to deliver high quality retail and commercial banking products and services", noted Paul M. Pantozzi, Chairman, Chief Executive Officer and President of Provident Financial and The Provident Bank. "As a public company we're beginning a new chapter in our 164 year history, and our performance in 2002 provides a strong foundation to build upon." Mr. Pantozzi added.

 The Provident Bank's efficiency ratio improved to 64.46% for the year ended December 31, 2002 compared to 68.51% for the year ended December 31, 2001. Increases in net interest income and non-interest income contributed to the improvement in the efficiency ratio. The Provident Bank may experience increases in non-interest expense as a result of the additional costs associated with being a public company. Low interest rates and significant refinance activity resulted in a decline in the average yield on interest earning assets to 6.19% for the year ended December 31, 2002 compared to 7.11% for the year ended December 31, 2001. The cost of interest bearing liabilities declined to 2.58% at December 31, 2002 compared to 3.82% at December 31, 2001. Our net interest spread increased 32 basis points to 3.61% from 3.29%. The Provident Bank's net interest margin increased 19 basis points to 3.98% for the year ended December 31, 2002 from 3.79% for the year ended December 31, 2001.

The improvement in earnings for the year ended December 31, 2002 as compared to the year ended December 31, 2001 relates primarily to increases in net interest income. The cost of our interest-bearing liabilities decreased by $21.3 million or 25.18% to $63.2 million for the year ended December 31, 2002 from $84.5 million for the year ended December 31, 2001. Interest income from our interest-earning assets decreased $3.6 million or 1.99% to $177.4 million in 2002 from $181.0 million in 2001. The decrease in our cost of funds reflects an increase in lower cost core deposit accounts which have resulted in significantly lower funding costs. Increases in non-interest income were attributable to increases in fees on accounts, loan fees and loan and asset sales.

Comparison of Financial Condition at December 31, 2002 and December 31, 2001

Total assets at December 31, 2002 increased $1.05 billion or 36.57% to $3.92 billion compared to $2.87 billion at December 31, 2001. At year-end 2002, $526 million of funds received from depositors for stock purchase orders were held in a separate escrow account. In December 2002, we completed a $100 million leverage transaction, resulting in a net spread of 226 basis points.

Investment securities increased $103.2 million or 91.34% to $216.1 million at December 31, 2002 compared to $113.0 million at December 31, 2001. Securities available for sale increased $747.4 million or 151.08% to $1.2 billion at December 31, 2002 from $494.7 million at December 31, 2001. These increases were due primarily to the investment of conversion-related funds, the reinvestment of principal repayments on loans, deposit inflows and securities purchased as part of a $100 million leverage strategy.

Total loans for the year ended December 31, 2002 increased $36.3 million or 1.8% to $2.05 billion from $2.02 billion at December 31, 2001.

Our focus on changing the loan portfolio mix to increase higher yielding commercial loans continued in 2002. Total retail loans, which consist of residential mortgage loans and consumer loans, decreased $142.4 million or 12.74% for the year ended December 31, 2002 to $975.3 million from $1.12 billion at December 31, 2001. Commercial real estate and multi family loans increased $13.5 million or 2.66% to $521.3 million at December 31, 2002 from $507.7 million at December 31 2001. For the year ended December 31 2002, construction loans increased $15.3 million or 18.97% to $96.0 million from $80.7 million at year end 2001.

Residential mortgage loans decreased $96.35 million or 12.12% for the year ended December 31, 2002. Originations totaled $318.8 million and residential loans purchased totaled $21.9 million. Residential loan payoffs totaled $329.0 million and loan sales totaled $79.1 million at December 31, 2002.

Mortgage warehouse loans outstanding increased $108.5 million or 64.6% for the year ended December 31, 2002 due to continued refinance and fixed rate loan originations as borrowers continued to take advantage of the low interest rate environment. Commercial loans increased $41.9 million or 29.63% to $183.4 million at December 31, 2002 compared to $141.5 million at December 31, 2001.

Asset quality improved in the fourth quarter of 2002. Total non-performing loans and non-performing assets totaled $8.5 million at December 31, 2002 compared to $12.8 million at September 30, 2002. Total non-performing loans as a percentage of total loans were 0.41% at December 31, 2002 compared to 0.64% at September 30, 2002 and total non-performing assets as a percentage of total assets were 0.22% at December 31, 2002 compared to 0.41% at September 30, 2002. At December 31, 2001, non-performing loans as a percentage of total loans were 0.40% and non-performing assets as a percentage of total assets were 0.28%. At September 30, 2002, we charged off $11.8 million related to a $20.6 million warehouse loan, resulting from an alleged fraud involving one of our mortgage warehouse borrowers. In the fourth quarter we sold loans totaling $1.4 million to investors and charged off an additional $718,000 in loans related to the $20.6 million mortgage warehouse loan. We have placed the remaining loans in our portfolio, established contact with the borrowers and subsequently are moving these loans into performing status as payment histories are established.

The provision for loan losses in the fourth quarter of 2002 was $550,000 compared to $300,000 for the fourth quarter of 2001. For the year ended December 31, 2002, the provision for loan losses totaled $12.8 million compared to $1.9 million for the year ended December 31, 2001. This increase in our provision for loan losses was as a result of the $11.8 million charge off related to mortgage warehouse loans. Our provision for loan losses in the third quarter of 2002 was $11.1 million compared to a $400,000 provision in the third quarter of 2001. The allowance for loan losses at December 31, 2002 was $21.0 million or 1.02% of total loans compared to $21.9 million or 1.09% of total loans at December 31, 2001. At December 31, 2002 the allowance for loan losses as a percentage of non-performing loans increased to 246.55% from 166.94% at September 30, 2002. At December 31, 2001, the allowance for loan losses as a percentage of non-performing loans was 271.02%.

Total deposits for the year ended December 31, 2002 increased $901.6 million or 38.5% to $3.24 billion from $2.34 billion at December 31, 2001. Excluding the funds in the conversion escrow account totaling $526 million, total deposits grew $375.6 million or 16.05%. Our focus on the acquisition and retention of core deposit accounts and customer relationship management resulted in growth in our savings and demand deposit accounts. Core deposits (excluding the conversion escrow account) grew $376.7 million or 29.22% for the twelve months ended December 31, 2002. Savings deposits increased $179.9 million or 24.22% to $922.4 million at December 31, 2002 compared to $742.5 million at December 31, 2001. Demand deposit (excluding the conversion escrow account) accounts increased $197.4 million or 36.12% to $744.1 million at December 31, 2002 compared to $546.6 million at December 31, 2001. Time deposits with balances greater than $100,000 grew $28.3 million or 21.3% to $160.9 million at December 31, 2002 compared to $132.6 million at December 31, 2001. Other time deposits decreased $29.3 million or 3.18% to $890.6 million at December 31, 2002 compared to $919.9 million at December 31, 2001. Our strong deposit growth during 2002 can be attributed to our focus on acquiring core deposits, the low interest rate environment, stock market volatility and deposit inflows related to the stock conversion.

Total borrowings increased $127.3 million or 65.03% to $323.1 million for the year ended December 31, 2002 compared to $195.8 million at December 31, 2001. Within this category, balances in commercial sweep accounts increased $4.9 million or 9.52% to $56.0 million at December 31, 2002 compared to $51.1 million at December 31, 2001. Borrowings from the Federal Home Loan Bank of New York increased $122.4 million or 84.64% to $267.1 million at December 31, 2002 compared to $144.7 million at December 31, 2001. During the year we continued to use FHLB advances to fund commercial real estate loans. In December we implemented a leverage strategy that consisted of several FHLB advances totaling $100 million with maturities ranging from one to five years and purchased mortgage backed securities with an average weighted life of 4.58 years. The average weighted rate on the advances was 2.58% and the average yield on the assets was 4.84% resulting in a spread of 2.26%.

Non Interest Income

Non interest income for the quarter ended December 31, 2002 increased $309,000 or 5.09% to $6.4 million from $6.1 million for the quarter ended December 31, 2001. Non interest income for the year ended December 31, 2002 increased $2.8 million or 13.38% to $24.1 million compared to $21.2 million for the year ended December 31, 2001.

For the quarter ended December 31, 2002, we had an increase in fee income of $131,000 or 3.35% to $4.0 million compared to $3.9 million for the quarter ended December 31, 2001. For the year ended December 31, 2002, fee income increased $912,000 or 6.41% to $15.1 million from $14.2 million at December 31, 2001.

For the quarter ended December 31, 2002, we recorded a net loss on securities transactions in the amount of $78,000 compared to a net gain on securities transactions in the amount of $12,000 for the quarter ended December 31, 2001. The net loss is attributable to the net gains and losses that are recorded monthly when we process monthly principal and interest payments on CMO's and mortgage-backed securities. For the year ended December 31, 2002, we recorded net gains on securities transactions of $889,000 an increase of $795,000 compared to net gains on securities transactions of $94,000 for the year ended December 31, 2001.

Other non-interest income for the year ended December 31, 2002 increased $832,000 or 26.49% to $3.9 million from $3.1 million for the year ended December 31, 2001. The increase in other non-interest income is primarily attributable to the sale of bank owned properties.

Non Interest Expense

Non-interest expense for the quarter ended December 31, 2002 increased $1.1 million or 5.05% to $23.5 million compared to non-interest expense of $22.3 million for the quarter ended December 31, 2001. For the year ended December 31, 2002, non-interest expenses increased $8.5 million or 10.49% to $89.1 million at December 31, 2002 compared to $80.6 million at December 31, 2001.

The increase in non-interest expense for the year was primarily attributable to increases in salaries and benefits of $6.5 million or 15.97% to $46.9 million at December 31, 2002 from $40.4 million at December 31, 2001. Factors that contributed to this increase include the addition of experienced senior lending officers and staff at the end of 2001 and during 2002 as part of our business strategy of building commercial relationships. We have also added experienced market development professionals to implement our Customer Relationship Management strategy. Total salaries and commissions for the year increased $3.5 million or 11.52% to $33.7 million at December 31, 2002 from $30.2 million at December 31, 2001. Benefit expense increased $3 million or 29.23% to $13.1 million at December 31, 2002 compared to $10.2 million at December 31, 2001. This increase is primarily attributable to an increase in pension fund expense of $1.5 million or 112.93%. Employee health insurance increased $854,000 or 26.68% and other post retirement benefits increased $540,000 or 27.34%.

Taxes

The effective tax rate for the quarter and year ended December 31, 2002 was 30.26% and 25.41% compared to 31.27% and 31.52% for the quarter and year ended December 31, 2001. The decline in the effective tax rate for the year ended December 31, 2002 is attributable to lower taxable income as a result of the charge off of $11.8 million in the third quarter related to a mortgage warehouse borrower that ceased doing business under allegations of fraud and an adjustment to deferred tax assets for state taxes to reflect the current New Jersey corporate business tax rate of 9% from the previous rate of 3% which resulted in a tax benefit of $1.0 million.

The Provident Bank maintains its corporate offices in Jersey City, New Jersey. The Provident Bank currently operates 49 full service branches throughout northern and central New Jersey and has 656 full-time equivalent employees.

Forward-looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as

"may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                       THE PROVIDENT BANK AND SUBSIDIARIES

                      Consolidated Statements of Condition

               December 31,2002 (Unaudited) and December 31, 2001

                             (Dollars in Thousands)


                       Assets                                      December 31, 2002          December 31, 2001
                                                                ------------------------    -----------------------

Cash and due from banks                                      $                101,352                     71,539
Federal funds sold                                                             73,000                     35,000
Short-term investments                                                         90,503                        864
                                                                ------------------------    -----------------------

                     Total cash and cash equivalents                          264,855                    107,403
                                                                ------------------------    -----------------------

Investment Securities                                                         216,119                    112,951

Securities available for sale, at fair value                                1,242,118                    494,716
Federal Home Loan Bank stock                                                   13,356                     12,555

Loans                                                                       2,052,855                  2,016,545
    Less allowance for loan losses                                             20,986                     21,909
                                                                ------------------------    -----------------------

                     Net loans                                              2,031,869                  1,994,636
                                                                ------------------------    -----------------------

Other real estate owned, net                                                     --                         --
Banking premises and equipment, net                                            44,005                     42,213
Accrued interest receivable                                                    15,842                     15,331
Intangible assets                                                              25,405                     27,781
Bank owned life insurance                                                      47,659                     44,790
Other assets                                                                   17,980                     17,341
                                                                ------------------------    -----------------------

                     Total assets                            $              3,919,208                  2,869,717
                                                                ========================    =======================

               Liabilities and Equity

Deposits:
    Demand deposits                                          $              1,269,421                    546,639
    Savings deposits                                                          922,404                    742,547
    Certificates of deposit of $100,000 or more                               160,867                    132,614
    Other time deposits                                                       890,642                    919,923
                                                                ------------------------    -----------------------
                     Total deposits                                         3,243,334                  2,341,723

Mortgage escrow deposits                                                        9,582                     13,753
Borrowed funds                                                                323,081                    195,767
Other liabilities                                                              17,202                     26,344
                                                                ------------------------    -----------------------

                     Total liabilities                                      3,593,199                  2,577,587
                                                                ------------------------    -----------------------

Retained earnings                                                             314,111                    287,535
Accumulated other comprehensive income                                         11,898                      4,595
                                                                ------------------------    -----------------------
                     Total equity                                             326,009                    292,130

Commitments and contingencies

                                                                ------------------------    -----------------------

                     Total liabilities and equity            $              3,919,208                  2,869,717
                                                                ========================    =======================

                       THE PROVIDENT BANK AND SUBSIDIARIES

                        Consolidated Statements of Income

      Three and Twelve Months ended December 31, 2002 (Unaudited) and 2001

                             (Dollars in Thousands)

                                                             Three months ended        Twelve months ended
                                                                December 31,                 December 31,
                                                          --------------------------   --------------------------
                                                             2002          2001           2002          2001
                                                          -----------   ------------   -----------   ------------
Interest income:
    Mortgage loans                                     $    21,525         25,358        93,893        105,659
    Commercial loans                                         5,842          4,780        18,894         18,771
    Consumer loans                                           4,936          5,931        21,167         24,314
    Investment securities                                    1,379          1,373         5,321          5,784
    Securities available for sale                           10,155          6,993        36,536         25,337
    Other short-term investments                                78              6           281            174
    Federal funds                                              161            275         1,284            940
                                                          -----------   ------------   -----------   ------------

                   Total interest income                    44,076         44,716       177,376        180,979
                                                          -----------   ------------   -----------   ------------

Interest expense:
    Deposits                                                12,984         16,158        54,837         75,289
    Borrowed funds                                           2,125          2,052         8,404          9,234
                                                          -----------   ------------   -----------   ------------

                   Total interest expense                   15,109         18,210        63,241         84,523
                                                          -----------   ------------   -----------   ------------

                   Net interest income                      28,967         26,506       114,135         96,456

Provision for loan losses                                      550            300        12,800          1,900
                                                          -----------   ------------   -----------   ------------

                   Net interest income after
                     provision for loan losses              28,417         26,206       101,335         94,556
                                                          -----------   ------------   -----------   ------------

Non-interest income:
    Fees                                                     4,038          3,907        15,146         14,234
    Net gain (loss) on securities
                                                               (78)            12           889             94
    transactions
    Commissions                                                269            225         1,201          1,011
    Bank owned life insurance                                  738            711         2,869          2,756
    Other income                                             1,411          1,214         3,973          3,141
                                                          -----------   ------------   -----------   ------------

                   Total non-interest income                 6,378          6,069        24,078         21,236
                                                          -----------   ------------   -----------   ------------
Non-interest expense:
    Salaries and employee benefits                          12,316         11,210        46,862         40,407
    Net occupancy expense                                    3,386          3,141        13,220         12,109
    Federal deposit insurance                                  106            104           417            413
    Data processing expense                                  1,557          1,491         6,080          6,496
    Advertising and promotion expense                          729          1,039         3,003          3,620
    Amortization of intangibles                              1,707          1,268         4,196          4,376
    Other operating expenses                                 3,667          4,087        15,309         13,208
                                                          -----------   ------------   -----------   ------------

                   Total non-interest expenses              23,468         22,340        89,087         80,629
                                                          -----------   ------------   -----------   ------------

                   Income before income tax expense
                     (benefit) and the cumulative
                     effect of a change in accounting
                     principle                         $    11,327          9,935        36,326         35,163

Income tax expense (benefit)                                 3,428          3,107         9,231         11,083
                                                          -----------   ------------   -----------   ------------
                   Income before the cumulative effect
                     of a change in accounting               7,899          6,828        27,095         24,080
                     principle

Cumulative effect of a change in accounting
principle, net of tax of $0                                   -              -             (519)          -
                                                          -----------   ------------   -----------   ------------

                   Net income                          $     7,899          6,828        26,576         24,080
                                                          ===========   ============   ===========   ============


                                                           For the                             For the
                                                         Three Months                       Twelve Months
                                                            Ended                               Ended
                                                          December 31,                        December 31,
(dollars in thousands)                            2002                 2001             2002                2001


EARNINGS DATA:
Net Income                                      $  7,899            $  6,828          $ 26,576           $ 24,080
Return on average assets                           0.97%               0.97%             0.86%              0.88%
Return on average equity                           9.92%               9.48%             8.71%              8.70%
Operating expense to
     average assets                                2.87%               3.16%             2.90%              2.94%

Efficiency ratio                                  66.40%              68.58%            64.46%             68.51%

ASSET QUALITY:
Non-performing loans to
     total loans                                   0.41%               0.40%             0.41%              0.40%
Non-performing assets to
     total assets                                  0.22%               0.28%             0.22%              0.28%
Allowance for loan losses to
     non-performing loans                        246.55%             271.02%           246.55%            271.02%
Allowance for loan losses to
     total loans                                   1.02%               1.09%             1.02%              1.09%

AVERAGE BALANCE SHEET DATA:
Total loans                                   $2,021,095         $ 1,990,184        $1,949,778         $1,961,612
Total interest earning assets                 $3,030,183         $ 2,631,048        $2,865,857         $2,543,976
Interest bearing deposits                     $2,331,677         $ 2,093,591        $2,249,933         $2,037,420
Borrowings                                      $227,820           $ 180,079         $ 204,988          $ 176,688
Average yield on interest
     earning assets                                5.82%               6.80%             6.19%              7.11%
Average cost of interest
     bearing liabilities                           2.36%               3.20%             2.58%              3.82%
Interest rate spread                               3.46%               3.60%             3.61%              3.29%
Net interest margin                                3.82%               4.03%             3.98%              3.79%

EQUITY DATA:
Leverage Capital                                   8.91%               9.41%             8.91%              9.41%
Total risk based capital                          13.30%              14.15%            13.30%             14.15%
Average equity to
     average assets                                9.75%              10.19%             9.92%             10.10%


